UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/23/2011

Florida Bank Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53813

Florida	20-8732828
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 N. Franklin Street

Suite 100

Tampa, FL 33602

(Address of principal executive offices, including zip code)

(813) 367-5270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2011, the Boards of Directors of Florida Bank Group, Inc. (the “Holding Company”) and Florida Bank (the “Bank”), a wholly owned subsidiary of the Holding Company, collectively, the “Company,” appointed Mr. James M. Roberts, pending regulatory non-objection, to serve as Executive Vice President, Retail Bank Executive of the Bank, and to oversee the Bank’s marketing operations. Prior to his appointment at the Bank, Mr. Roberts, age 49, served as Senior Vice President, Wholesale Marketing Director of Sun Trust Bank from October 2007 until July 2009. Since joining Sun Trust Bank in 1998, Mr. Roberts held various marketing positions for the Tampa and Orlando Florida markets. Prior to joining Sun Trust Bank, Mr. Roberts was employed at Barnett Bank (formerly First Florida Bank, now Bank of America) and held various positions at that bank. Mr. Roberts succeeds Ms. Cindy Robbins who resigned as Executive Vice President, Retail Bank Executive of the Bank on June 1, 2011.

In addition to Mr. Roberts’ appointment, the Company’s Boards of Directors appointed Gary J. Ward, who currently serves as the Company’s Chief Administrative Officer and Executive Vice President, pending regulatory non-objection, to serve as Chief Financial Officer (“CFO”). Mr. Ward succeeds Mr. John Garthwaite as the Company’s CFO. Mr. Garthwaite will continue to serve the Company as Executive Vice President, Chief Investment Officer and Treasurer.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 29, 2011, the Company filed with the Secretary of State of Florida Articles of Amendment to its Restated Articles of Incorporation (the “Articles”), in order to create a new series of preferred stock designated as Non-Cumulative Perpetual Series C Preferred Stock. Pursuant to authority granted to the Board of Directors by Article IV, Section B of the Articles, the Corporation will be authorized to issue 15,000 shares of Series C Preferred Stock. A copy of the amendment is included as Exhibit 3.1 to this report, and is incorporated by reference herein.

Item 9.01 Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to the Restated Articles of Incorporation of Florida Bank Group Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Bank Group, Inc.

Date: June 29, 2011	By:	/s/ John Garthwaite
John Garthwaite
Chief Financial Officer